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FOR IMMEDIATE RELEASE                    Contact:  Richard C. Bailey
                                                   Chief Financial Officer
                                                   (334) 775-1221

                BOYD BROS. MERGES WITH WELBORN TRANSPORT COMPANY

CLAYTON, Alabama (December 4, 1997)-Boyd Bros. Transportation Inc. (Nasdaq/ NM:BOYD) today announced that it has merged with Welborn Transport Company, a privately held flatbed trucking company based in Tuscaloosa, Alabama. In this transaction, Boyd Bros. has paid to Welborn's current owners $6.5 million in a combination of cash and newly issued shares of Boyd Bros. common stock.

         Welborn Transport, founded in 1989 by Miller Welborn and Steven Rumsey, operates approximately 330 tractors from terminals in Tuscaloosa; Memphis, Tennessee; Columbia, South Carolina; Birmingham, Alabama; and Decatur, Alabama. Running short-haul routes throughout the Southeast, the company's power equipment is largely owner/operated. Welborn anticipates that its total revenue for 1997 will reach almost $30 million, up about 17% from $25.4 million in 1996. More than 10% of the company's annual revenues are derived from logistics services, and more than one-half of its annual truckline revenues is booked through commissioned agents.

         "We are very pleased to announce this important step in our growth plans," commented Donald G. Johnston, President and Chief Executive Officer of Boyd Bros. "This merger will propel Boyd Bros. to more than $100 million in annual revenues, greatly accelerating our new capital allocation strategy which involves increasing our mix of variable costs by building a strong owner/operator business component. In addition, it gives us an immediate presence in the short-haul freight market, which accounts for more than one-half of all flatbed shipments. We believe that his merger will have an immediate positive impact on our earnings going forward, while long-term debt will remain less than one-half of our total capitalization.

         "As one of the premier flatbed trucking companies that specializes in short-haul freight, Welborn Transport shares our philosophies of offering superior customer service, maintaining strong systems to enhance equipment utilization, and promoting an internal culture that encourages entrepreneurial thinking," Johnston added. "Although the customer bases and traffic lanes of the two companies are similar, they are complementary, not competitive; there is very little customer overlap between Boyd Bros. and Welborn. Therefore, considering the excellent fit of our long-haul operations with its short-haul focus, the complementary nature of our routes and target customers, and the opportunities we believe exist to gain a greater share of the brokered freight business, we believe that our combined operations will greatly strengthen Boyd Bros.' position in the estimated $4 billion flatbed segment of the trucking industry."

         "In considering this transaction, we recognized that our industry will face substantial changes in the coming years," commented Miller Welborn, Chairman of Welborn Transport. "To meet the challenges ahead, a company must have both the size and systems to achieve economies of scale and to provide the lowest cost and highest value to customers. I think Steven and I have taken an important step with this transaction to help assure the continued growth of the company



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BOYD Acquires Welborn Transport Company
Page 2
December 4, 1997

we have built by joining forces with Boyd Bros., the largest publicly held company focused exclusively on the flatbed carrier segment of our industry."

         Johnston noted that Welborn will continue to operate as a standalone subsidiary of Boyd Bros. and that current management will remain place. "The opportunities presented by combining the talents of our two organizations are exciting, and we look forward to preserving a business climate that offers the proper incentives for continued growth and prosperity of the Company. In particular, this merger will provide greater options for our drivers, which will aid in our efforts to recruit and retain high caliber personnel, and Welborn's expertise in freight brokerage will allow us to increase our penetration of that market. Also, by coordinating our operations, we can better utilize shipping lane information and route optimization support systems to increase lane density and equipment utilization." Johnston added that the Company expects to achieve other synergies from the merger, including increased buying power for equipment and fuel as well as additional economies of scale.

         With this merger, Boyd Bros. now operates a fleet of more than 900 tractors, of which about one-third are owner/operated, from a network of nine terminals in the Southeast, Northeast and Midwest. Boyd Bros. reported operating revenues of $65.5 million in 1996 and $56.4 million for the first nine months of 1997, the latter representing a 16% increase over the same 1996 period.

         Comments in this news release regarding the Company's business which are not historical facts are forward looking statements that involve risks and uncertainties. These risks include those customarily associated with the acquisition of new operations, including the successful integration of those operations with the Company's existing operations, as well as the risks associated with the Company's implementation of a strategy to increase the number of owner/operated power units in its fleet. In a highly competitive business environment, there can be no assurance that these strategies will successfully improve Boyd Bros. future operating profitability or that the Company will consummate additional acquisitions if and when appropriate acquisition candidates are identified.

         Boyd Bros. Transportation Inc. is one of the largest flatbed trucking companies in the United States. The Company provides transportation services to high-volume, time-sensitive customers, primarily in the steel and building materials industries, and operates throughout the eastern two-thirds of the United States. For more information about the Company, visit Boyd Bros. on the Internet at www.boydbros.com.